Exhibit 99.1

Consent of Director Nominee of Motive Capital Corp II

I hereby consent to being identified as a director nominee in the Registration Statement on Form S-1 of Motive Capital Corp II and all pre and post-effective amendments and supplements thereto, including the prospectus contained therein, and to all references to me in connection therewith and to the filing of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

/s/ Jill M. Considine
Name: Jill M. Considine

Date: November 15, 2021